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                                                                   Exhibit 10.28


                   MAINTENANCE AND PROVISIONING SERVICES AGREEMENT

     This MAINTENANCE AND PROVISIONING SERVICES AGREEMENT (the "Maintenance Agreement" or "Agreement") is made and entered into as of the 26th day of June, 1998 (the "Effective Date"), by and between PATHNET, INC. (hereinafter "Pathnet"), a Delaware corporation, having its principal place of business at 1015 31st Street, NW, Washington, D.C., 20007, and TEXACO PIPELINE, INC. (hereinafter, "Texaco"), a Delaware corporation having a place of business at 1670 Broadway, Denver, Colorado 80202 (collectively, the "Parties" and each, a "Party").

                                 W I T N E S S E T H:

     WHEREAS, Pathnet is engaged in the business of creating high-capacity, digital microwave communications systems for purposes of marketing the long distance telecommunications capacity created by such systems;

     WHEREAS, Texaco and Pathnet have entered into a Fixed Point Microwave Services Agreement pursuant to which, among other things, Pathnet has agreed to construct and install a high-capacity digital microwave system utilizing Texaco's microwave telecommunications facilities;

     WHEREAS, Pathnet wishes to engage the services of Texaco to provide preventative and remedial maintenance and provisioning services on the Equipment and System and to maintain the System at a minimal level of acceptability to ensure overall effective operations;

     WHEREAS, Texaco wishes to perform Maintenance and Circuit Provisioning for such System for Pathnet;

     WHEREAS, Pathnet wishes to perform network management, dispatch and maintenance support functions for the System;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.   DEFINITIONS:

     1.1  CERTAIN DEFINITIONS

          1.1.1     "AFFILIATE" shall be as defined in the FPM Agreement.

          1.1.2     "BUILD-OUT PERIOD" shall be as defined in the FPM Agreement.

          1.1.3 "CIRCUIT PROVISIONING" shall mean the process of adding additional circuits to the System, and shall include installation of wiring, circuit pack placement and coordinated testing to ensure that such additional circuitry meets all technical operating services standards.



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          1.1.4     "COMMISSIONING" shall be as defined in the FPM Agreement.

          1.1.5 "CRITICAL SERVICE LEVELS" shall mean the service levels and standards of operations set forth in Schedule B attached hereto and incorporated herein.

          1.1.6 "DISPATCH CHARGE" shall mean the dispatch fee for Circuit Provisioning paid by Pathnet to Texaco upon successful completion of a Circuit Provisioning dispatch, as more particularly described in Schedule C attached hereto and incorporated herein.

          1.1.7 "EQUIPMENT" shall mean the equipment described in Schedule D attached hereto and incorporated herein, as amended from time-to-time.

          1.1.8     "FACILITIES" shall be as defined in the FPM Agreement.

          1.1.9 "FIELD TECHNICIAN" shall mean Texaco's employees, agents or subcontractors certified by Pathnet to provide Services pursuant to the procedures described in Schedule G attached hereto and incorporated herein, as such standards may be modified from time to time.

          1.1.10 "FORCE MAJEURE" shall mean an event defined in Section 14.3 of this Maintenance Agreement.

          1.1.11 "FPM AGREEMENT" shall mean the Agreement to Create and Manage a High Capacity Telecommunications System by and between Pathnet and Texaco executed by Texaco on May 21, 1997.

          1.1.12 "IXC" shall mean a telephone company that is permitted to provide long distance telephone service between local access transport areas.

          1.1.13 "LOSSES" shall mean all losses, liabilities, damages and claims, and all related costs and expenses, including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties.

          1.1.14 "MAINTENANCE" shall mean the ongoing and scheduled inspections, ongoing and scheduled repair, ongoing and scheduled prevention of repair, and unscheduled, on-call corrective action of any and all Equipment necessary for the System to operate in accordance with this Maintenance Agreement and its Schedules.

          1.1.15 "MAINTENANCE AND PROVISIONING TEST EQUIPMENT" shall mean all equipment used or owned (including methods and tools) in connection with the testing and maintenance of the Equipment and System in accordance with the Performance Standards of this Maintenance Agreement and its Schedules.

          1.1.16 "MONTHLY SERVICE CHARGES" shall mean the charges to be paid by Pathnet to Texaco hereunder, including any charges for Preventive Maintenance,


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          Remedial Maintenance and Circuit Provisioning, as more fully described in Section 5 of this Maintenance Agreement and Schedule C, attached hereto.

          1.1.17 "NETWORK OPERATING CENTER" shall mean the center established by Pathnet to monitor Texaco's System and other Systems comprising the Pathnet network.

          1.1.18 "NON-TEXACO SITE" shall mean Sites not owned or leased by Texaco and not located at Texaco's Facilities.

          1.1.19 "OUTAGE" shall mean an unscheduled interruption in telecommunications services on the System, including any period of ten
          (10) consecutive Severely Errored Seconds (as defined in Schedule B attached hereto).

          1.1.20 "PASS-THROUGH EXPENSES" shall mean Texaco's reasonable and actual out-of-pocket expenses that are required to be reimbursed by Pathnet hereunder and that are incurred by Texaco for Services required to operate the System but are not accounted for in the payments to Texaco pursuant to this Agreement. Pass-Through Expenses shall not include late fees and interest on payments.

          1.1.21    "PATH" shall be as defined in the FPM Agreement.

          1.1.22 "PERFORMANCE STANDARDS" shall mean individually and collectively the quantitative and qualitative performance standards and commitments for the services contained in this Maintenance Agreement, including, but not limited to, the Critical Service Levels.

          1.1.23 "PERSON" shall mean an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, or other entity of any kind or any governmental authority.

          1.1.24 "PREVENTIVE MAINTENANCE" shall mean the ongoing and scheduled Maintenance required for the normal operations of the Equipment and System, as more fully described in Schedule A attached hereto and incorporated herein.

          1.1.25 "REMEDIAL MAINTENANCE" shall mean the unscheduled, on-call Maintenance required to correct a situation adversely affecting the System.

          1.1.26 "REMEDIAL MAINTENANCE SITUATION" or "RMS" shall mean a situation requiring Remedial Maintenance. Remedial Maintenance Situations are generally divided into Tier One, Tier Two and Tier Three, based upon the severity and priority of the situation.

          1.1.27 "RESPONSE TIME SCHEDULE" shall mean the schedule describing Remedial Maintenance Response Time attached as Schedule A-2 to Schedule A and incorporated herein.


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          1.1.28    "SEGMENT" shall be as defined in the FPM Agreement.

          1.1.29 "SERVICES" shall be as defined in Section 3 of this Maintenance Agreement and Schedule A attached hereto.

          1.1.30    "SITE" shall be as defined in the FPM Agreement.

          1.1.31 "STOCKING DEPOT" shall mean an enclosed and reasonably protected storage facility or mobile vehicle required for housing the Spare Parts inventory, including the facilities described in Schedule E-1, attached hereto.

          1.1.32    "SYSTEM" shall be as defined in the FPM Agreement.

          1.1.33 "TIER ONE RMS" shall include (i) an Outage; (ii) repeated or continuous performance of the System below Critical Service Levels; and (iii) a situation that, if not corrected within the Tier One time frames set forth in the Response Schedule, would likely lead to an Outage or repeated or continuous performance of the System below Critical Service Levels.

          1.1.34 "TIER TWO RMS" shall include (i) a situation that causes or could cause transmission traffic to be switched to the protection radio channel; (ii) a situation that results or could result in a failure in the protection radio channel that makes it unavailable for traffic; (iii) isolated or non-continuous performance of the System below Critical Service Levels; and (iv) a situation that, if not corrected within the Tier Two time frames set forth in the Response Time Schedule, would likely lead to an Outage or repeated or continuous performance of the System below Critical Service Levels.

          1.1.35 "TIER THREE RMS" shall include situations that have no immediate adverse affect on the System, and are not likely to adversely affect the System within the near future, but should be corrected as soon as commercially practical.

          1.1.36 "TROUBLE TICKET" shall mean a tracking ticket generated by the Network Operating Center describing a System event that requires Service, including a Remedial Maintenance Situation. A Trouble Ticket is deemed "Dispatched" upon delivery to Texaco by e-mail, telecopier, hand delivery or, if none of the foregoing is feasible, by verbal communication followed by delivery by one of the foregoing methods.

          1.1.37 "WORK ORDER" shall mean an order for Circuit Provisioning sent by e-mail or by facsimile by Pathnet to Texaco.


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     1.2  OTHER TERMS

     Capitalized terms used in this Maintenance Agreement but not defined herein shall have the definitions set forth in the FPM Agreement unless the context dictates otherwise. References herein to Schedules are to the Schedules attached to this Maintenance Agreement unless otherwise specified. Other Terms used in this Maintenance Agreement not explicitly defined are defined by the context in which they are used.

2.   TERM

     2.1  TERM

     The term of this Maintenance Agreement shall commence upon Commissioning, shall continue for one (1) year thereafter (the "Term"), and, subject to the provisions of Section 7.2 and Article 9 hereof, shall automatically renew for successive one (1) year Terms, provided that either party may terminate this Agreement effective upon any anniversary of Commissioning by delivering written notice to the other at least one hundred twenty (120) days prior to such anniversary. and shall expire on the first anniversary of such date (the "Term"). Notwithstanding the foregoing, this Maintenance Agreement shall automatically terminate upon expiration or termination of the FPM Agreement. Subject to the terms of Section 3.1.3 below, Texaco's obligation to provide Services, and Pathnet's obligation to pay Monthly Service Charges and to provide the services required hereunder shall commence as to each Segment upon the Commissioning of such Segment. The Commissioning shall occur as agreed upon by Pathnet and Texaco pursuant to the acceptance procedures of the FPM Agreement, as set forth in Schedule H, attached hereto.


3.   SERVICES

     3.1  PROVISION OF SERVICES

          3.1.1 GENERAL. Texaco shall provide the following Maintenance and Circuit Provisioning services, functions and responsibilities on the Equipment and at the Facilities, as such Facilities and Equipment may evolve or be supplemented, enhanced, modified or replaced during the Term (the "Services"):

               (a)  Preventive Maintenance as described in Schedule A hereto;

               (b)  Remedial Maintenance as described herein;

               (c)  Circuit Provisioning as described in Schedule A hereto;

               (d) the services, functions and responsibilities performed during the twelve (12) months preceding the Effective Date, by or on behalf of Texaco, on those portions of Texaco's existing microwave network that are or will be included in the


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               System, even if such service, function or responsibility is not specifically described in this Maintenance Agreement.

          3.1.2 IMPLIED SERVICES. If any services, functions or responsibilities not specifically described in this Maintenance Agreement are required for the proper performance and provision of the Services, they shall be deemed to be implied by and included within the scope of the Services to be provided by Pathnet and/or Texaco, as applicable to the same extent and in the same manner as if specifically described in this Agreement. Except as otherwise expressly provided in this Maintenance Agreement, Texaco shall be responsible for providing the facilities, personnel and other resources required to perform the Services.


     3.2  TIMING OF SERVICES

          3.2.1 PREVENTIVE MAINTENANCE. Texaco shall perform Preventive Maintenance on the schedule set forth in Schedule A.

          3.2.2 REMEDIAL MAINTENANCE. Texaco shall commence Remedial Maintenance upon Dispatch of a Trouble Ticket (provided that Texaco shall also perform Remedial Maintenance promptly upon its knowledge of a Remedial Maintenance Situation), and shall complete such Remedial Maintenance as promptly as practical, and in any event, within the time periods set forth in the Response Time Schedule. Texaco shall be deemed to have successfully completed a task of Remedial Maintenance, and Pathnet will close any Trouble Ticket, upon Pathnet's receipt of satisfactory confirmation that Texaco has restored operations to the System in accordance with all applicable Performance Standards and/or has corrected the Remedial Maintenance Situation. Attached as Exhibit A-1 to Schedule A is a list of Texaco's personnel who will be performing Remedial Maintenance.

          3.2.3 CIRCUIT PROVISIONING. Texaco shall commence Circuit Provisioning as scheduled by a Work Order, and shall complete such Circuit Provisioning as promptly as practical. Pathnet shall endeavor to issue Work Orders only between 8:00 a.m. and 5:00 p.m., Monday through Friday, excluding federal holidays, provided, however, Texaco acknowledges that, due to the specific requirements of Pathnet's customers, Work Orders may be issued, and Circuit Provisioning may be required, at other times.

          3.2.4 LIMITATION. Notwithstanding the foregoing, Texaco shall not be responsible for failure of the System to meet Performance Standards or Critical Service Levels to the extent due to the inadequacy of the System design or the fact that such Standards and Levels exceed the manufacturer's design specifications for the Equipment.

     3.3  SERVICES EXCLUSIONS



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          3.3.1     TOWERS AND SHELTERS.  This Maintenance Agreement does not
          specify maintenance obligations for the Facilities themselves, including any towers, tower lighting, or the satisfaction of any FCC or FAA tower regulatory requirement or equipment shelter, each of which Texaco shall maintain or satisfy outside the scope of the Services as provided in the FPM Agreement.

          3.3.2 OTHER EXCLUSIONS. In the event that telephone lines, equipment or interconnections provided by or required by third parties are used in conjunction with the Equipment, such equipment shall, upon request by Pathnet, be incorporated into the Equipment and Texaco shall provide Services as to such equipment, provided that Pathnet shall adjust the Monthly Service Charge pursuant to Section 5.4 of this Maintenance Agreement to reflect such additional Services.

4.   EQUIPMENT; SPARE PARTS; FACILITIES

     4.1  EQUIPMENT

     The Equipment on which Texaco shall perform the Services is set forth in Schedule D, and Schedule D may be amended from time to time as such Equipment may change or may be replaced, modified, or enhanced over time; provided that Pathnet shall provide written notice to Texaco of any such amendment. In the event of a Capacity Expansion under the FPM Agreement, Pathnet shall supplement and modify Schedule D to include any additional Equipment required for such Capacity Expansion.

     4.2  SPARE PARTS; REPLACEMENT EQUIPMENT

          4.2.1 SPARE PARTS. Pathnet shall provide and Texaco shall store Spare Parts for the Equipment at Stocking Depots in the type and quantity as set forth in Schedule E, attached hereto and incorporated herein, provided that Texaco may supplement the Spare Parts beyond Texaco's designated allocation of Spare Parts at its sole discretion. Texaco shall store such Spare Parts at appropriate Stocking Depots to allow for a response within the time parameters set forth in the Response Time Schedule and Schedule A. Pathnet, through the Network Operating Center, and Texaco, shall identify Texaco modules or Spare Parts necessary to expedite any required repairs. Texaco shall utilize the modular exchange program that Pathnet has established in order to maintain an adequate inventory of Spare Parts. Texaco shall be responsible for notifying Pathnet promptly of any shortages in type or quantities of Spare Parts required to meet Texaco's obligations under this Maintenance Agreement. Spare Parts shall be shipped in accordance with the Spare Parts shipping procedures set forth in Schedule G, attached hereto.

          4.2.2 REPLACEMENT EQUIPMENT. At its sole discretion, Pathnet may replace any existing Equipment, provided that such replacement Equipment does not degrade the performance of the Initial System. Upon reasonable notice to Texaco that any such Equipment requires replacing, Texaco shall be responsible for providing the labor and other associated costs of installing any such Equipment, in which event


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          Monthly Services Charges shall, if necessary, be adjusted as set forth in Section 5.4 of this Maintenance Agreement.

     4.3  FACILITIES

     Texaco shall be responsible for performing the Services at the Facilities described in Schedule B to the FPM Agreement, , and such Schedule B may be amended from time to time as such Facilities are added to the System. In the event of a Capacity Expansion under the FPM Agreement, Pathnet shall supplement and modify Schedule B of the FPM Agreement to include any additional Facilities required for such Capacity Expansion.

5.   CHARGES

     5.1  GENERAL

     All Monthly Services Charges to be paid by Pathnet to Texaco pursuant to this Maintenance Agreement are set forth in this Section 5 or in Section
     2.1 of Schedule C, attached hereto. Pathnet shall not be required to pay Texaco any amounts for the Services in addition to those payable to Texaco under this Section 5 or Schedule C, except as provided for in Section 2.2 of Schedule C.

     5.2  PASS-THROUGH EXPENSES

     Upon presentment to Pathnet of an original invoice showing Pass-Through Expenses incurred, Pathnet shall pay such Pass-Through Expenses directly to the payee or shall reimburse Texaco for Pass-Through Expenses paid by Texaco.

     5.3  TAXES

     Each Party shall be responsible for any personal or real property taxes on property it owns, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts. As to leased property, the party with the superior leasehold interest shall be responsible for all taxes owing in connection with such leased property.

     5.4  NEW SERVICES

     Pathnet shall pay Texaco for the performance of any services requested by Pathnet and agreed to by Texaco that are not included in the Services. Pathnet shall pay for such new services as agreed upon by the Parties based on the procedures set forth in Section 2.4 of Schedule C, and thereafter, the Services shall include such new services. Such new Services may include, without limitation: (i) performance of maintenance services at the interconnection facilities between Pathnet's network and the System, and (ii) any other services not included in the Services as defined in this Maintenance Agreement.

6.   INVOICING AND PAYMENT


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Promptly after the expiration of each calendar quarter, Texaco shall send
Pathnet an invoice covering the Dispatch Charges, Monthly Service Charges, Pass-Through Expenses and fees for new Services for the prior three months' Services. Subject to Section 7.2.1, Pathnet shall pay the amount of each quarterly invoice within thirty (30) days after receipt by Pathnet. Any and all disputes with regard to charges payable under this Maintenance Agreement shall be settled in accordance with Section 15 of this Agreement.

7.   PERFORMANCE STANDARDS

     7.1  GENERAL

     Texaco shall perform the Services at a level of accuracy, quality, completeness, timeliness, responsiveness and efficiency sufficient to attain the Performance Standards identified in this Maintenance Agreement and its Schedules and otherwise as consistent with industry standards.

     7.2  FAILURE TO PERFORM

          7.2.1 Texaco recognizes that its failure to (i) conduct Preventative Maintenance such that the System, at all times, operates at or above all Critical Service Levels, (ii) timely respond to a Remedial Maintenance Situation, or (iii) perform Circuit Provisioning as scheduled in any Work Order, may have a material adverse impact on the business and operations of Pathnet. Accordingly, in the event that Texaco repeatedly fails to timely perform any of the foregoing as required hereunder for reasons other than circumstances that constitute Force Majeure under this Maintenance Agreement, Pathnet, at its sole discretion, may elect (i) to not renew this Maintenance Agreement, (ii) to supplement the provision of Services as provided by Texaco by appointing a new Maintenance provider, and/or (iii) to suspend payment of the Monthly Services Charges.

          7.2.2 In the event of any situation affecting the operation of the System (including, without limitation, a Remedial Maintenance Situation), Texaco shall (i) investigate and report to Pathnet the causes of such situation; (ii) advise Pathnet of the status of remedial efforts being undertaken with respect to such problems; (iii) correct the problem as soon as practical and restore the System's operation to the Critical Service Levels; and (iv) take appropriate preventive measures after consultation with Pathnet so that the problem does not recur.

          7.2.3 Pathnet and its designees shall have the right to free, full and immediate access to any and all affected Facilities to repair, replace, update, or otherwise modify the Equipment or System and to supplement the Services (including provisioning or other Services required to operate the Pathnet network); provided such supplemental Maintenance will not degrade the operation of the Initial System below Critical Service Levels. Upon Pathnet's prior notification, Texaco shall reasonably cooperate with Pathnet or its designee, including providing any escorts necessary for Pathnet to supplement the Services.


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          7.2.4     In the event (i) this Agreement is terminated by either
          party, or either party elects not to renew this Agreement, or (ii) Pathnet supplements the Services with another Maintenance Provider, Texaco shall have the right to continue to maintain the Initial System at Texaco's sole expense, so long as such maintenance shall not degrade the operation of the System or impact Pathnet's ability to maintain the System.

8.   PERIODIC REVIEWS; AUDIT RIGHTS; SAVINGS CLAUSE

     8.1  REVIEWS

          8.1.1 ANNUAL REVIEW. As part of the annual renewal of this Maintenance Agreement, Pathnet and Texaco may review the Critical Service Levels and the Monthly Service Charges paid to Texaco.
          Pathnet and Texaco shall mutually agree to make adjustments to the Critical Service Levels, as appropriate, to reflect (i) improved performance capabilities associated with advances in technology and methods to perform the Services and (ii) modifications in the performance requirements of Pathnet's customer. The Parties expect and understand that the Critical Service Levels may be made more demanding over time provided that Texaco shall not be responsible for failure of the System to meet Performance Standards or Critical Service Levels to the extent due to the inadequacy of the System design or the fact that such Standards and Levels exceed the manufacturer's design specifications for the Equipment. Pathnet and Texaco shall mutually agree to make adjustments pursuant to Schedule C to the Monthly Service Charges to reflect the material changes in the performance of the Services in accordance with any such revised Critical Service Levels.

          8.1.2 MAINTENANCE AND PROVISIONING TEST EQUIPMENT. Texaco shall obtain and utilize the necessary measurement and monitoring tools and procedures, including, but not limited to, the Maintenance and Provisioning Test Equipment as set forth in Exhibit E-2 to Schedule E and other equipment necessary to measure and to report operational performance of the System against the applicable Critical Service Levels. Such measurement and monitoring tools and equipment shall permit reporting at a level of detail sufficient to verify compliance with Critical Service Levels and shall be subject to Pathnet's reasonable approval. Upon request by Pathnet, Texaco shall provide Pathnet with information and access to such tools and procedures for purposes of verification.

     8.2  AUDIT AND INSPECTION RIGHTS

          8.2.1 Texaco shall complete the information required by the Trouble Ticket process, recording the date and description of Services performed, the occurrence of any Remedial Maintenance Situations, and the appropriate actions taken to restore service.

          8.2.2 Pathnet shall have the right to inspect the Facilities, Equipment and Circuit Provisioning at any time upon reasonable notice to Texaco and to supplement the Services during Pathnet's inspection, provided Pathnet complies with any and all


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          Texaco safety and security procedures.

     8.3  SAVINGS CLAUSE

     Notwithstanding anything to the contrary contained herein, neither Party's failure to perform any of its responsibilities set forth in this Agreement (other than as provided in Section 9.1.2) shall not be deemed to be grounds for non-performance by the other; provided, however, that either Party's non-performance of its obligations under this Agreement shall be excused if, and to the extent, (i) such Party is unable to perform Services, despite commercially reasonable efforts to perform, directly as a result of the other Party's failure to perform its obligations hereunder, and (ii) the Party unable to perform provides the other Party with reasonable notice of any such inability .

9.   TERMINATION

     9.1  TERMINATION FOR CAUSE

          9.1.1 In the event that Texaco: (i) commits a material breach of this Maintenance Agreement, which breach is not cured within thirty
          (30) days after notice of breach from Pathnet to Texaco or (ii) commits multiple breaches of its duties or obligations which, in the commercially reasonable judgment of Pathnet, collectively constitute a material breach of this Maintenance Agreement, Pathnet may, by giving reasonable written notice to Texaco, terminate this Maintenance Agreement as of the date specified in the notice of termination.

          9.1.2 In the event that Pathnet fails: (i) to pay Texaco any undisputed charge due under this Agreement totaling at least Five Thousand ($5,000) Dollars and fails to make such payment within forty-five (45) days of notice from Texaco of Pathnet's failure to make such payment or (ii) to fulfill any other obligation of Pathnet hereunder, and such failure continues for a period of thirty (30) days after written notice from Texaco to Pathnet of such failure, Texaco may, by giving written reasonable notice to Pathnet, terminate this Maintenance Agreement as of the date specified in the notice of termination.

     9.2  ELECTION NOT TO RENEW

     Texaco may elect not to renew this Maintenance Agreement for any reason by giving Pathnet at least one-hundred and twenty (120) days prior written notice before the end of the Term of this Maintenance Agreement indicating that Texaco will not renew this Maintenance Agreement. In such event, Pathnet or its designees may elect to supplement or perform the Services, or such additional Services as may be necessary to maintain and operate the System as provided hereunder.

     9.3  TERMINATION OR EXPIRATION ASSISTANCE

     In the event that (i) either party terminates or elects not to renew this Maintenance Agreement, or (ii) this Maintenance Agreement expires, Pathnet shall propose and


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     Texaco shall approve, which approval shall not be unreasonably withheld, a third-party, independent Maintenance and Circuit Provisioning provider, at least forty-five (45) days before termination or expiration of this Agreement to provide the Services at Texaco's Facilities. Such independent Maintenance and Circuit Provisioning provider shall provide the services and assume the obligations of Texaco hereunder for any successive terms coterminous with the remaining term of the FPM Agreement, unless such provider is replaced by Pathnet before the expiration of the term of this Maintenance Agreement or any extension thereof. Texaco will cooperate with such provider to enable it to perform its duties, providing such Site access, documentation and information as may be reasonably necessary. Upon termination for any reason or expiration or non-renewal of this Maintenance Agreement, Pathnet and its designees shall have the right to full and free access to all Facilities to supplement or perform the Services as required hereunder.

10.  RELATIONSHIP OF THE PARTIES

Nothing in this Maintenance Agreement will imply a joint venture, partnership, or principal-agent relationship between the Parties. Neither Party will have any right, power or authority to act or create any obligation, express or implied, on behalf of the other Party, pursuant to this Maintenance Agreement.

11.  PROPRIETARY RIGHTS AND COPYRIGHTS

     11.1 Maintenance software, training materials, manuals or other proprietary information furnished by Pathnet ("Maintenance Aids") for Texaco's use are either Pathnet's property or property of third parties. Texaco shall respect such proprietary rights and shall not use such Maintenance Aids except for the purposes for which such Aids are being made available as set forth in this Agreement and shall not reproduce, print, sublicense, duplicate, reverse engineer, distribute, disclose, or otherwise make the Maintenance Aids available to any third party, in whole or in part, in whatever form.


     11.2 Texaco agrees to use its best efforts not to allow copies of any Maintenance Aids furnished by Pathnet to be made without the prior written consent of Pathnet. Notwithstanding the foregoing, Texaco may make copies of Maintenance Aids to the extent necessary to enable Texaco to perform the Services, provided that Texaco uses its best efforts to prevent the unauthorized disclosure and use of such Maintenance Aids to and by third Parties.

12.  REPRESENTATIONS AND WARRANTIES

     12.1 WARRANTIES OF TEXACO

     Texaco represents and warrants that:

          (a) the Services shall be rendered in accordance with this Agreement and shall be executed in a workmanlike manner, in accordance with the practices and high professional standards used in well-managed commercial telecommunications operations performing services similar to the Services. Texaco represents and warrants that it shall use adequate numbers of qualified individuals with suitable training, education, experience, and skill to perform the Services.

          (b) it shall perform Maintenance and Circuit Provisioning on the Equipment so that it operates in accordance with all Critical Service Levels or manufacturer specifications, including (i) maintaining equipment in good operating condition, subject to normal wear and tear (ii) undertaking repairs and preventive maintenance on Equipment, and (iii) performing Circuit Provisioning Services in accordance with the applicable Equipment manufacturers' recommendations.

          (c) it shall use its best efforts to use efficiently the resources or services necessary to provide the Services. Texaco shall use its best efforts to perform the Services in the most cost-effective manner consistent with the required level of quality and performance as set forth in this Agreement.

     12.2 WARRANTIES OF PATHNET.

          Pathnet represents and warrants that it will perform the services set forth in Section 3.1 of Schedule A hereto.

     12.3 WARRANTIES OF EACH PARTY

     Each Party represents and warrants to the other that:

          (a) it has the requisite corporate or partnership power and authority to enter into this Maintenance Agreement and to carry out the transactions contemplated by this Maintenance Agreement;

          (b) the execution, delivery and performance of this Maintenance Agreement and the consummation of the transactions contemplated by this Maintenance Agreement have been duly authorized by the requisite corporate or partnership action on the part of such Party; and

          (c) no consent, approval, order or authorization of, or registration, declaration or filing with any private entity or governmental authority is required for the execution, delivery and performance of this Agreement, except those that have been obtained and are in full force and effect.

     12.4 INSURANCE

     Texaco hereby represents that it is self-insured and does not currently purchase and maintain liability insurance and property insurance, except for stop-loss coverage. Texaco warrants and represents that if, during the Term of this Maintenance Agreement and any extension or renewal thereof, Texaco ceases such policy of self-insurance, Texaco shall thereafter maintain at Texaco's expense all of the necessary insurance for all Texaco's employees, agents or affiliates required to perform the Services, including, but not limited to, Worker's Compensation, disability, and unemployment insurance, and will provide Pathnet with certification thereof upon request.

     12.5 SECURITY AND SAFETY PROCEDURES

     In the event Pathnet is required to supplement the Services, Pathnet shall comply with all Texaco security and safety procedures set forth in Schedule Q of the FPM Agreement.

     12.6 DISCLAIMER

     EXCEPT AS PROVIDED IN THIS MAINTENANCE AGREEMENT, THERE ARE NO OTHER EXPRESS WARRANTIES AND THERE ARE NO IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ON THE PART OF EITHER PARTY.

13.  INDEMNITIES

     13.1 INDEMNIFICATION BY TEXACO

     Texaco agrees to indemnify, defend and hold harmless Pathnet and its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Losses and threatened Losses arising from, in connection with, or based on allegations of, any of the following:

          (a) any claims of infringement of any patent, trade secret, copyright or other proprietary rights alleged to have occurred because of systems or other resources provided to Texaco by Pathnet and due to the act or omission of Texaco, its officers or employees.

          (b) the untruth, inaccuracy or breach of any representation or warranty of Texaco set forth in this Agreement.

          (c) the liability of Pathnet for (i) any personal injury, disease or death of any person, (ii) damage to or loss of any property, money damages or specific performance owed to any third party (by contract or operation of law), or (iii) any fines, penalties, taxes, claims, demands, charges, actions, causes of action, assessments, environmental response costs, environmental penalties, injunctive obligations caused by, arising out of, or in any way incidental to, or in connection with, actions or omissions of Texaco, its employees, Subcontractors or agents.

     13.2 INDEMNIFICATION BY PATHNET

     Pathnet agrees to indemnify, defend and hold harmless Texaco and its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Losses and threatened Losses arising from, in connection with, or based on allegations of, any of the following:

          (a) any claims of infringement of any patent, trade secret, copyright or other proprietary rights alleged to have occurred because of systems or other resources provided to Texaco by Pathnet and due to the act or omission of Pathnet, its officers or employees.

          (b) the untruth, inaccuracy or breach of any representation or warranty of Pathnet set forth in this Agreement.

          (c) the liability of Texaco for any (i) personal injury, disease or death of any person, (ii) damage to or loss of any property, money damages or specific performance owed to any third party (by contract or operation of law), or (iii) any fines, penalties, taxes, assessments, environmental response costs, environmental penalties or injunctive obligations caused by, arising out of, or in any way incidental to, or in connection with, actions or omissions of Pathnet, its employees, Subcontractors or agents.

          (d) the liability of Texaco arising out of any or all obligations to or contracts between Pathnet and its customers concerning the purchase of Excess Capacity and due to the act or omission of Pathnet, its officers or employees.

     13.3 INDEMNIFICATION PROCEDURES

     Any third party claims for indemnification, shall follow the indemnification procedures of Section 16.3 of the FPM Agreement which are hereby incorporated by reference:

     13.4 SUBROGATION

     In the event that an indemnitor shall be obligated to indemnify an indemnitee pursuant to Section 13.1 or Section 13.2, the indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnitee with respect to the claims to which such indemnification relates.

14.  LIABILITY

     14.1 GENERAL INTENT

     Subject to the specific provisions of Article 13 above, the liability of each Party shall be limited as provided in the FPM Agreement.

     14.2 INTENTIONALLY OMITTED.

          14.2.1 SUBJECT TO SECTION 14.2.2 BELOW, IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT OR CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES, ARISING OUT OF OR IN CONJUNCTION WITH THIS MAINTENANCE AGREEMENT.

          14.2.2 The limitations set forth in Section 14.2.1 shall not apply with respect to (i) damages occasioned by willful misconduct or gross negligence of a Party or (ii) damages occasioned by a breach of
          Section 16.7.

     14.3 FORCE MAJEURE

          14.3.1 No Party shall be liable for any default or delay in the performance of its obligations under this Maintenance Agreement if and to the extent such default or delay is caused, directly or indirectly, by: fire, flood, earthquake, elements of nature or acts of God, riots, civil disorders, rebellions or revolutions in any country; or any other cause beyond the reasonable control of such Party (a "Force Majeure" event), provided the non-performing Party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions and can not or could not reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means.

          14.3.2 In such event, the non-performing Party shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use its best efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance shall immediately notify the Party to whom performance is due by telephone (to be confirmed in writing within two (2) days of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.

15.  DISPUTE RESOLUTION

     15.1 ARBITRATION; RESOLUTION OF DISPUTES

     Any and all disputes and controversies between Texaco and Pathnet concerning the negotiation, interpretation, performance, breach or termination of this Agreement (each a "Dispute") shall be subject to resolution by Schedule L of the FPM Agreement which is hereby incorporated by reference.

16.  MISCELLANEOUS

     16.1 NOTICE PROVISION

     Notice shall be served and deemed received in accordance with the provisions of Section 5.13 of the FPM Agreement which is hereby incorporated by reference.

     16.2 BINDING NATURE; ENTIRE AGREEMENT

     Pathnet and Texaco acknowledge (i) that each has read and understands the terms and conditions of this Maintenance Agreement and agrees to be bound by such terms and conditions, (ii) that this Maintenance Agreement is the complete and conclusive statement of the agreement between the Parties, and
     (iii) that this Maintenance Agreement sets forth the entire agreement and understanding between the Parties relating to the subject matter hereof. All understandings and agreements, oral and written, heretofore made between Texaco and Pathnet relating to the subject matter hereof are merged in this Maintenance Agreement which alone, fully and completely expresses their agreement on the subject matter of maintenance service to be provided by Texaco. The provisions of this Maintenance Agreement are separate and apart from the provisions of the FPM Agreement and may not in any way affect either Party's obligations with regard to the FPM Agreement.

     16.3 AMENDMENT

     No modification of, additions to or waiver of this Maintenance Agreement shall be binding upon Texaco and Pathnet unless such modification is in writing and signed by an authorized representative of each Party.

     16.4 SEVERABILITY

     If any term or provision of this Maintenance Agreement shall to any extent be held by a court or other tribunal to be invalid, void or unenforceable, then that term or provision shall be inoperative and void insofar as it is in conflict with law, but the remaining terms and provisions of this Maintenance Agreement shall nevertheless continue in full force and effect and the rights and obligations of the Parties shall be deemed to be restated to reflect newly as possible the original intentions of the Parties in accordance with applicable law.

     16.5 HEADINGS

     Section and paragraph headings used in this Maintenance Agreement are for reference and convenience only and are not to be deemed or construed to be part of this Maintenance Agreement.

     16.6 CONSENTS AND APPROVAL

     Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, or similar action by either Party is required under this Maintenance Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Maintenance Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Maintenance Agreement, nor shall it be construed as a waiver of any rights under this Maintenance Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

     16.7 COMPLIANCE WITH LAWS AND REGULATIONS

     Each Party shall perform its obligations in a manner that complies with the applicable Federal, state and local laws, regulations, ordinances and codes (including identifying and procuring required permits, certificates, approvals and inspections). If a charge of non-compliance by either Party with any such laws, regulations, ordinances or codes occurs, the Party charged with such non-compliance shall promptly notify the other Party of such charges in writing.

     16.8 GOVERNING LAW

     This Maintenance Agreement and the rights and duties of the Parties shall be governed and interpreted in accordance with the laws of the State of Texas, other than the choice of law rules thereof.

     16.9 BINDING NATURE AND ASSIGNMENT

     This Maintenance Agreement shall be binding on the Parties hereto and their respective successors and assigns. Neither Party may or shall have the power to assign this Maintenance Agreement without the prior written consent of the other, except that either Party may assign its rights and obligations under this Maintenance Agreement without the approval of the other Party to an entity which acquires all or substantially all of the assets of that Party to any subsidiary or Affiliate or successor by merger, acquisition or creation of a Jjoint Vventure in a merger or acquisition of that Party; provided that in no event shall any such assignment relieve that Party of its obligations under this Maintenance Agreement.

     16.10     WAIVER

     Failure or delay on the part of Texaco or Pathnet to exercise any right, power or privilege under this Maintenance Agreement shall not constitute a waiver of any right power or privilege of this Maintenance Agreement.

     16.11     TIME TO SUE

     No action shall be brought for any breach of this Maintenance Agreement more than two (2) years after the accrual of such cause of action, except where applicable law provides for a shorter limitation period, in which event that period should apply.

     16.12     SURVIVAL

     Any provision of this Maintenance Agreement which contemplates performance or observance subsequent to any termination or expiration of this Maintenance Agreement shall survive any termination or expiration of this Maintenance Agreement and continue in full force and effect.

     16.13     COVENANT OF GOOD FAITH

     Each Party agrees that in its respective dealings with the other Party under or in connection with this Maintenance Agreement, it shall act in good faith.

     IN WITNESS WHEREOF, the Parties hereto have executed this Maintenance Service Agreement, or caused it to be executed by a duly authorized officer, as of the date first written above.

PATHNET, INC.                           TEXACO


By: /s/ Dave Schaeffer                  By: /s/ H.D. Hunt
   ------------------------------          ------------------------------
Name: Dave Schaeffer                    Name: H.D. Hunt
     ----------------------------            ----------------------------
Title: Chairman                         Title: MGR - Telecommunications
      ---------------------------             ---------------------------
Date: 7/6/98                            Date: 6/26/98
     ----------------------------            ----------------------------

                                     SCHEDULE A

                   MAINTENANCE AND CIRCUIT PROVISIONING SERVICES


1.   INTRODUCTION

This Services Schedule describes certain services and functions that Texaco shall perform. Performance Standards relating to certain of the services and functions described herein are set forth in Schedule B. Pathnet's responsibilities with respect to particular services and functions described in this Services Schedule, if any, are specifically indicated where such services and functions are described.

The services and functions described in this Services Schedule are intended to be comprehensive, but not necessarily all-inclusive. During the term, the Parties may agree on different or additional services and amend this Services
Schedule in writing accordingly.

This Services Schedule is organized into three Sections: Preventive Maintenance, Remedial Maintenance and Field Technician Requirements.


2.   PREVENTIVE MAINTENANCE

During the Term of this Maintenance Agreement, Texaco shall perform Preventive Maintenance (including (i) inspections and (ii) any and all corrective action, if and where necessary) in accordance with the procedures set forth below. Texaco shall maintain at its premises a log recording any and all Preventive Maintenance performed pursuant to Section 8.2 of the Maintenance Agreement.

     2.1  ANTENNA/WAVEGUIDE MAINTENANCE

          Texaco shall perform the following inspections and, in consultation with Pathnet, perform any and all corrective actions, to the extent authorized:

          2.1.1     MONTHLY INSPECTION.

          At least once a month, Texaco shall perform the following inspections from the ground:

               a.        Visually check the general appearance of the antenna
                    and waveguide for ice, wind and projectile damage.

               b.        Visually check the waveguide on the tower and waveguide
                    bridge for loose or broken waveguide hangers (i.e. attach/replace as required).

               c.        Visually check the antenna canvas (TEGLAR) radomes for
                    holes, tears and excessive wear. Report any damage to Pathnet and replace at Pathnet's expense if requested by Pathnet.

               d.        Confirm inside building waveguide pressure gauges read
                    5-8 lbs/in2 per antenna (10 lbs/in2 maximum).

          2.1.2     QUARTERLY INSPECTION.

          At least once a quarter, Texaco shall perform the following inspections to supplement the monthly inspection:

               a.        Visually inspect waveguide grounds at the bend from the
                    tower and building entry buss bars. Inspect for excessive corrosion and firm connectivity.

               b.        Visually inspect the waveguide port seals into the
                    building for excessive deterioration and insect/bird infestation. Clean, replace and re-seal if required.

               c.        Check functional operation of the dehydrator and local
                    and remote alarms. Create a pressure leak so dehydrator consistently runs for at least 10 minutes.

               d.        Visually check dehydrator air dryer/desiccant for
                    excessive moisture (i.e. desiccant color change).

               e.        Check functional operation of the dehydrator
                    low-pressure alarm, both local and remote indications. Use dehydrator regulator valve to create alarms. (Low alarm
                    < .5lb/iN2).

          2.1.3     ANNUAL INSPECTION.

          At least once every 24 months, Texaco shall perform the following inspections:

               a.        Physically inspect antenna stiff arms (struts) for
                    indications of antenna movement, i.e., gouges in metal around lock down bolts.

               b.        Physically inspect each antenna feedhorn guy wires by
                    spring tension at back of antenna. Broken feedhorn guy lines will pull out from back of dish.

               c.        Check for loose, broken or missing waveguide hangers.
                    Repair or replace such waveguide hangers as required.

               d.        Visually inspect waveguide grounds near antennas.

     2.2  MULTIPLEXER MAINTENANCE

          Texaco shall perform the following inspections and after consultation with Pathnet, perform any and all corrective actions, if authorized:

          2.2.1     MONTHLY INSPECTION.

          At least once a month, Texaco shall perform the following inspections:

               a.        Wipe off or dust top of multiplexer shelves as
                    required.

               b.        Push LED TST button and verify all red, yellow and
                    green indicators are lit. Replace any module unit that has an un-lit indicator. (LED)

          2.2.2     ANNUAL INSPECTION.

          At least once a year, Texaco shall perform the following inspections:

               a.        Measure main and standby power supply unit's DC output
                    voltages. Verify measurements are within manufacturer's tolerances.

               b.        Measure and record the main and protection, optical TX
                    laser bias current. Verify measurements are within manufacturer's tolerances.

               c.        Check functional operation of the local and remote
                    major and minor alarms set forth in the Preventive Maintenance Checklist.

     2.3  RADIO MAINTENANCE

     Texaco shall perform the following inspections and any and all corrective actions, if required:

          2.3.1     MONTHLY INSPECTION.

          At least once a month, Texaco shall perform the following inspections:

               a.        Wipe off or dust the top shelves in the radio equipment
                    racks as required.

               b.        Push LED TST switch on each TX/RX logic control and
                    verify all red, yellow and green indicators are lit. Replace any module that has an un-lit indicator.

               c.        Check and record on the Preventive Maintenance
                    Checklist all TX/RX meter readings for TX power,

                    AFC correction, RX in level, If level etc. Verify readings are within manufacturer's tolerances.

          2.3.2     QUARTERLY INSPECTION.

          At least once each quarter, Texaco shall perform the following to supplement the monthly inspection:

               a.        Measure and record the DC-DC power converter and TX FET
                    power supply DC output voltages for each TX/RX unit. Verify that measured voltages are within manufacturer's tolerances.

               b.        Measure and record the RF output power of each
                    transmitter at the TX monitor connector. (This may require disabling of automatic power level control). Level should be within 1.0 dB of nominal.

               c.        Measure and record the TX RF frequency on each
                    transmitter at the TX monitor connector. Measured frequency should be within +/- .005% of assigned value.

               d.        Measure and record the receiver AGC voltage.  Correlate
                    AGC voltage to receive signal level. Verify actual RSL is within 3 dB of calculated.

          2.3.3     ANNUAL INSPECTION.

          At least once a year, Texaco shall perform the following inspections:

               a.        Measure and record each TX local oscillator frequency.
                    Measured value should be within +/- .001% of assigned value.

               b.        Measure and record each RX local oscillator frequency.
                    Measured value should be within +/- .001% of assigned value.

               c.        Perform "Transmit Fade Margin Test" to verify receiver
                    fade margin on the path. The measured value should be within +/- 2 dB of calculated.

               d.        Check all alarm points for proper functionality as set
                    forth on Preventive Maintenance Checklist.

3.   REMEDIAL MAINTENANCE AND NETWORK OPERATING CENTER

     In addition to Preventive Maintenance, Texaco shall perform Remedial Maintenance as required under this Agreement. Such Remedial Maintenance shall supplement and be in addition to Preventive Maintenance. Remedial Maintenance shall generally be initiated by Dispatch of a Trouble Ticket by the Network Operating Center.

     3.1  NETWORK OPERATING

          3.1.1     NETWORK OPERATING CENTER.

               a.   Pathnet shall operate a Network Operating Center twenty-four
                    (24) hours a day, seven (7) days a week to handle all problem and trouble reports and to monitor the Equipment and System. Pathnet shall monitor both alarm and operations information to identify and to correct degradation or interruption of the System. Upon receipt of knowledge of any degradation or interruption, Pathnet will open a Trouble Ticket to initiate Remedial Maintenance, dispatch a call for maintenance in accordance with the dispatch procedures agreed to be by the Parties and monitor such degradation or interruption through correction. Pathnet will maintain monitoring logs of all Trouble Tickets opened, types of Remedial Maintenance undertaken, technician response times and other significant information concerning the System and will issue to Texaco periodic reports describing such information.

               b. Pathnet's Network Operating Center will collect performance data (Errored Seconds, Severely Errored Seconds, frame loss, Failed Seconds, etc.) consistent with manufacturer's specifications and issue periodic reports, as set forth in the FPM Agreement.

               c. Pathnet's Network Operating Center will coordinate and provide technical support Remedial Maintenance efforts by Texaco's Field Technicians provided that Texaco has final responsibility for such Remedial Maintenance. As reasonably requested by Texaco, Pathnet shall assist Texaco, to the extent within Pathnet's reasonable control, in restoring operations including locating Spare Parts or other supplies.

          3.1.2     PERFORMANCE DATA.

               a. The Network Operating Center shall monitor performance data that will provide information regarding the performance transport system and will localize any trouble or degradation of service.

               b. Performance data will be collected and maintained as follows:

                    (i)       Collect performance data in real time and submit
                         in 15-minute increments for each sites of data; and

                    (ii)      Historic performance data will provide a minimum
                         of sixteen (16) 15-minute and seven (7) 24-hour sets of data.

               c. Through the Network Operating Center, Pathnet shall establish a network management system (the "Network Management System"). Such Network Management System shall collect, monitor and manage:

                    (i)       all network elements within the System;

                    (ii)      performance data such as Errored Seconds, Severely
                         Errored Seconds, frame loss and Failed Seconds consistent with the manufacturer's specifications; and

                   (iii)      the shelter environments (including commercial
                         power failure, door alarms, charger failures, low waveguide pressure, air conditioner failure, tower light alarms, generator runs (if any), waveguide dehydrator excessive runs, smoke alarms, high temperature and low temperature) for radio equipment and multiplexing equipment.

          3.1.3     ALARM/EVENT LOGGING AND REPORTS.

          Pathnet shall promptly forward all alarms, event logs, and related reports to Texaco upon compilation of such reports by Pathnet as set forth in the FPM Agreement.

4.   CIRCUIT PROVISIONING

During the term of this Maintenance Agreement, Texaco shall perform Circuit Provisioning in accordance with the procedures set forth below.

     4.1  GENERAL

          Texaco shall dispatch Field Technicians to perform the following functions associated with the Circuit Provisioning for both Texaco and Pathnet.

          a. Upon receipt of a Work Order, Texaco shall schedule and coordinate a Field Technician to perform the work function by the date designated in the Work Order.

          b. Such work functions shall include the completion of the following site related functions: (i) placement of circuit packs;
               (ii) placement of all cross
               wiring and cabling between radio, multiplexer and site circuit termination points designated by Pathnet; (iii) placement of new circuit termination interfaces such as cross connect blocks, DSX terminations and any associated cabling; (iv) labeling of cross connect points with the circuit identification numbers shown on the work order; (v) verbal notification of Pathnet from the site to confirm completion of Circuit Provisioning; and (vi) conduct joint circuit level acceptance testing with Pathnet and customer contacts. Specific DS-1, DS-3 and OC-3 acceptance tests and parameters are set forth in Schedule B.

     4.2  PROVISIONING AT NON-TEXACO SITES

          4.2.1.    NON-TEXACO SITES

          In the event Pathnet elects to connect the Texaco System through the addition of spurs and paths to Pathnet's backbone network or to a customer POP, Pathnet may request that Texaco perform Circuit Provisioning, as set forth in this Maintenance Agreement, at the Non-Texaco Site locations and points of interconnections. Within fifteen (15) days of such proposal, Texaco shall respond regarding its intent to perform the Circuit Provisioning. Pathnet reserves the right to contract with and direct additional third parties to perform certain provisioning functions based upon the nature of the interconnection agreements associated with specific sales. In such case, Texaco may or may not be the sole provider of provisioning services at any Non-Texaco Site.

          4.2.2     PROVISIONING EQUIPMENT

          In the event Circuit Provisioning functions to be performed by Texaco require the use of equipment configurations other than those which Texaco Field Technicians are familiar, Pathnet shall arrange for training Texaco's for Field Technicians responsible for each of those specific sites. Texaco shall be responsible for all tower travel costs and other out-of-pocket expenses incurred by Texaco in connection with such training and Pathnet shall pay for any tuition, materials or other direct costs of training.

     4.3  PROVISIONING INTERFACES

          Upon Commissioning, both Texaco and Pathnet shall operate the System using a manual provisioning interface arrangement. Pathnet shall develop operations support systems to automate the work order transmission, work force management and completion reporting in order to enhance the efficiency of the process. Texaco shall perform the following interface functions:

          4.3.1     MANUAL PROVISIONING INTERFACE

          a. Provide designated access and delivery points to which Pathnet can distribute work related documents by telecopier or by e-mail.

          b. Provide for redistribution and coordination of scheduled site work with Field Technicians.

          c. Provide Pathnet with a point of contact for verbal contact between the Texaco and Pathnet for the purpose of:

               1.   Daily pre- and post-Work Order status and verification;

               2.   Circuit escalations;

               3.   Service date negotiation for expedited service requests; and

               4. Provisioning coordination (both pre- and post-circuit turnup including coordination of acceptance testing).

          4.3.2     AUTOMATED PROVISIONING INTERFACES

          a. Specific interface arrangements will be negotiated prior to system implementation.

          b. Texaco shall be responsible for providing PC access capabilities to its Field Technician in order to:

               1.   Identify and retrieve work lists;

               2.   Retrieve site related work documents; and

               3.   Report work completion information.

          4.3.3     TEXACO CAPACITY EXPANSION

          Texaco shall contact Pathnet for the provisioning of any capacity addition, disconnection or grooming for Texaco's internal network. The provisioning process will follow the standard work steps outlined in this Section 4.

          4.3.4     NETWORK ELEMENT SOFTWARE CHANGES

          Texaco shall not program or reprogram any software changes into any network element on the system unless such change is coordinated and directed by the Network Operating Center.

     4.4  CIRCUIT PACK ADMINISTRATION

          Pathnet shall be responsible for providing provisioning related circuit packs to Texaco's designated Storage Depots prior to the required Field Technician dispatch date for provisioning. Texaco shall notify Pathnet, either electronically or by facsimile, of receipt of circuit packs. In the event that circuit packs are not received on time, Texaco shall notify Pathnet promptly. A decision will then be made as to the use of available Spare Parts in which case Pathnet shall be responsible to immediately replenish the maintenance spare inventory.

     4.5  CIRCUIT DISCONNECTS

          Texaco shall perform the following site work related to circuit disconnect orders in order to maintain a high quality and cost effective site environment and network:

               a.        Pathnet shall perform the physical termination of
                    service through the remote provisioning capabilities of the Network Operating Center.

               b.        Pathnet shall forward disconnect Work Orders to Texaco
                    which, except in the case of emergency, will be scheduled for the next time Texaco is at the subject Site.

               c.        Texaco shall be responsible for the scheduling of a
                    Field Technician site visit and coordinating the site visit with other scheduled visits to the site or adjacent sites in order to minimize duplicative travel time.

               d.        Texaco shall perform the following disconnect
                    functions:

                    i.        The Field Technician will call the Network
                         Operating Center to revalidate the disconnect request prior to performing any physical removal work.


                    ii.       Removal of all circuit related cross wire.

                    iii.      Removal of all circuit identification markings
                         from cross connect points.

                    iv.       Removal of circuit packs as designated on the
                         disconnect work order.

                    v.        Proper handling and shipping of circuit packs
                         using ESD (Electro Static Discharge) protection.

                    vi.       Packaging and shipping of circuit pack cards to
                         either the local Texaco Storage Depot or to Pathnet central stock location as designated on the Work Order.

                    vii. Complete proper circuit pack shipping notice.

     4.6  CIRCUIT REARRANGEMENTS/GROOMING

          Texaco and Pathnet shall perform grooming or re-arranging of circuits within particular systems pursuant to the requirements of this Section
          4. Scheduling of such work shall be as arranged by Pathnet or its customers and may require such work to be performed out of normal business hours. Texaco shall coordinate the scheduling of Field Technicians to support these requirements. Pathnet shall coordinate the specific scheduling arrangements with Texaco in an effort to minimize the impact from such schedules.

5.   FIELD TECHNICIAN REQUIREMENTS

     5.1  CERTIFICATION

     Texaco shall ensure that each Texaco Field Technician providing Services under this Agreement is certified pursuant to the Training Procedures set forth in Section 2 of Schedule G.

     5.2  EQUIPMENT

     Texaco shall, at its expense, equip each Field Technician to be dispatched with the necessary Maintenance Test Equipment as provided in Schedule E-2.

     5.3  PERSONNEL

     Texaco shall utilize adequate numbers of qualified personnel with suitable training (as, in part, provided by Pathnet), education, experience and skill mix to perform the Services.

     5.4  LOCATION

     Texaco Field Technicians shall be assigned and located at adequate distances to meet the requirements for dispatch and restoration set forth in Schedule A-2.

     5.5  RIGHTS TO OPERATE THE NETWORK

     The Parties acknowledge that from time to time, Texaco Field Technicians may not be available to meet Circuit Provisioning or Maintenance obligations or service demands. In these instances, Texaco shall use reasonable efforts to locate replacement employees to perform critical work functions. Priority of work functions shall be as follows:

          a.   Remedial Maintenance

          b.   Circuit Provisioning

          c.   Grooming

          d.   Preventative Maintenance

          e.   Circuit Disconnects

     Pathnet may supplement the replacement employees with qualified Pathnet employees in the event of a prolonged force unavailability.

                                     EXHIBIT A-1


                              TEXACO DISPATCH PROCEDURES

                                   [To be Provided]



1.   REMEDIAL MAINTENANCE















2.   CIRCUIT PROVISIONING

                                     SCHEDULE A-2


                                    RESPONSE TIMES


                              UP TO DS-1 OF CAPACITY AFFECTED              MORE THAN DS-1 OF CAPACITY AFFECTED
                                        (MINOR)                                          (MAJOR)
                              -------------------------------              -----------------------------------
TIER ONE RMS                  On Site within 2 hours of Dispatch           On Site within 2 hours of Dispatch of
                              of Trouble Ticket. Situation corrected       Trouble Ticket. Situation corrected within
                              within 2.5 hours from Dispatch of            2.5 hours from Dispatch of Trouble Ticket.
                              Trouble Ticket.

TIER TWO RMS BETWEEN          Situation corrected before midnight.         On Site within 3 hours of Dispatch of
8:00 A.M. AND 5:00 P.M.                                                    Trouble Ticket. Situation corrected within
MONDAY THROUGH FRIDAY:                                                     4.5 hours from Dispatch of Trouble Ticket.

TIER TWO RMS BETWEEN          Situation corrected by next 10:00 a.m.       On Site within 3 hours of Dispatch of
5:00 P.M. TO 8:00 A.M.                                                     Trouble Ticket. Situation corrected within
MONDAY THROUGH FRIDAY,                                                     4.5 hours from Dispatch of Trouble Ticket.
OR ON WEEKENDS OR
FEDERAL HOLIDAYS:

TIER THREE RMS:               On Site next business day; Situation corrected as promptly as commercially practicable.


Note: The Network Operating Center reserves the right to escalate Tier 2 and Tier 3 Response Times when necessary to accommodate the requirements of capacity customers or when, in the reasonable judgment of the Network Operating Center, a faster response time is necessary.

          All response and repair times are measured as mean response and repair times.

                                     SCHEDULE B

                              CRITICAL SERVICE LEVELS


1.   INTRODUCTION

     1.1  GENERAL

          1.1.1 This Schedule B provides the Critical Service Levels to which Texaco shall maintain the System. These Critical Service Levels are derived from and are as required by IXCs or other customers for capacity and may be amended from time to time as such requirements may change.

          1.1.2 The Critical Service Levels are defined by the following parameters: Errored Seconds ("ES"), Severely Errored Seconds ("SES"), and Error Free Seconds ("EFS"). The ES, SES, and the EFS are the only criteria for determining operations above or below Critical Service Levels.

          1.1.3 The System has been designed by Pathnet to meet or exceed these Critical Service Levels based on the equipment manufacturers stated specifications and good system design practices. Schedule H includes verification testing information. The Critical Service Levels within this document are subject to change as network design enhancements are implemented and as equipment improvements become available. In the event these specifications are changed, Pathnet shall notify Texaco and amend this Schedule B to include revised Critical Service Levels provided that such change in the Critical Service Levels shall not materially degrade the performance of the System.

2.   PARAMETER DEFINITIONS

     2.1  CERTAIN DEFINITIONS

          2.1.1 "AVAILABILITY" shall mean the time in which the circuit is available and is not experiencing an Outage. Usually this term is expressed as percent availability by taking the ratio of the available time during a given interval to the total interval and multiplying it by 100.

          2.1.2 "BIT ERROR RATE" ("BER") shall mean the number of bits received in error over a specified period of time compared to the total number of bits that could be received on an ideal connection at the same transmission rate over that same period of time.

          2.1.3 "CIRCUIT ACCEPTANCE LIMIT" ("AL") shall mean the standard at which a circuit is deemed acceptable for initial service. Upon acceptance, the facilities and/or circuits are transferred to a performance measuring state to track and insure their continued proper operation.

          2.1.4 "ERRORED SECONDS" ("ES") shall mean any one-second interval during which one or more bit errors occurs. For example, at the DS-1 rate, an ES will contain 1 to 1,544,000 bit errors.

          2.1.5 "ERROR FREE SECONDS" ("EFS") shall mean any one-second time interval which does not contain a measurable bit error. This term may be expressed as a percent EFS by taking the ratio of non-errored to total seconds and multiplying by 100.

          2.1.6 "FAILED SECONDS" shall mean a one-second interval that has 1,544 bit errors at a DS-1 rate.

          2.1.7 "IN-SERVICE" shall mean the period when the System is operating above Critical Service Levels .

          2.1.8 "MAINTENANCE LIMIT" ("ML") shall mean the threshold below which the performance of the facility and/or circuit is characterized by degraded performance.

          2.1.9 "OUTAGE" shall mean an unscheduled interruption in telecommunications services on the System, including any ten (10) consecutive Severely Errored Seconds.

          2.10 "SEVERELY ERRORED SECONDS" ("SES") shall mean (i) at the DS-1 rate, any one-second interval during which the BER is greater than or equal to 1 x 10-3 errors per second. At the DS-1 rate, this equates to 1,544 or more bit errors occurring within one second, and (ii) at the DS-3 rate, any one-second interval during which the BER is equal to or worse than l x 10-6 errors per seconds.

3.   DS-1 CRITICAL SERVICE LEVELS

     3.1  GENERAL

          Texaco shall maintain the System to perform at or above the Critical Service Levels set forth below. The DS-1 interface shall at all times meet the IXC generic DS-1 requirements that are customary in the industry as indicated by the publications set forth in the Industry Standards Compliance List in Section 7 of this Schedule B.

     3.2  DS-1 ELECTRICAL INTERFACE SPECIFICATIONS

     Texaco shall perform the services so that the DS-1 signal at the cross-connect (DSX-1) meets each of the following Critical Service Levels:

          3.2.1     LINE RATE:  1.544 Mb/s.

          3.2.2 TOLERANCE: Source timing for self-timed DS-1 bit streams shall not exceed plus or minus 32 ppm with respect to the basic rate. DS-1 synchronizations should be capable of accepting a rate deviation of plus or minus 130 ppm.

          3.2.3     LINE CODE:

               a. Bipolar with at least 12.5 percent average ones density and no more than 15 consecutive zeros.

               b.   Bipolar with Eight Zero Substitution (B8ZS).

          3.2.4 FORMAT: ESF with AT&T 54016 & ANSI T1.403 messages, concurrently.

          3.2.5 TEST LOAD: A pure resistive termination of 100 ohms plus or minus 5% shall be used for evaluation of pulse shape and electrical parameters.

          3.2.6     PULSE SHAPE:   The pulse amplitude shall be between 2.4V and
          3.6V measured at the center of the pulse, and may be scaled by a constant factor to fit the template. The source of the above information is ANSI T1.102.

          3.2.7     POWER LEVEL:

               a.        For Equipment added by Pathnet, for an all-ones
                    transmitted pattern, the power in a band that is no wider than 3 KHz centered at 772 KHz shall be between 12.6 and
                    17.9 dBm.

               b.        For pre-existing equipment remaining at a Site after
                    Cutover, the power in a band no wider than 3 KHz centered at 772 KHz shall be between 12.4 and 18.0 dBm.

               c.        In any case, the power in a band no wider than 3 KHz
                    centered at 1544 KHz shall be at least 29 db below that at 772 KHz.

     3.3  JITTER REQUIREMENTS

     Texaco shall meet each of the Critical Service Levels at the DS-1 interface for Jitter Tolerance, Jitter Transfer, Jitter Generation, and Jitter Enhancement as set forth in this Section 3.3. The jitter requirements are set by industry standards as referenced in the

     Industry Standards Compliance List.

          3.3.1     JITTER TOLERANCE.

          Jitter Tolerance is the maximum input jitter that any equipment can tolerate without causing errors. It is specified in terms of the amount of sinusoidal jitter (peak-to-peak) versus the frequency of that jitter. IXC generic requirements describe the mask as well as the lower limit of the jitter tolerance at each standard interface level. To meet the jitter tolerance specifications, the actual tolerance of the equipment shall be above the mask and the difference between this and the lower limit represents the safety margin of the equipment.

          3.3.2     JITTER TRANSFER.

          Jitter Transfer is the jitter gain measurement which is the relationship between the applied input jitter and resulting output jitter as a function of frequency.

          3.3.3     JITTER GENERATION.

               a.        Jitter Generation is defined as the process whereby
                    jitter appears at the output port of an individual unit of digital equipment in the absence of applied input jitter.

               b.        When looped back at the high speed rate, the Equipment
                    shall produce less than 0.3 Unit Interval (UI) of rms timing jitter and less than 1.0 UI of peak-to-peak timing jitter at the output of the terminal receiver. The measurement interval must include all frequencies between F1 and F4 of the Network Jitter Interface requirements, as shown in the Table below. This requirement shall apply over the entire range of permissible input bit-rate offsets.

          3.3.4     JITTER ENHANCEMENT.

          The requirement for jitter enhancement is that a system of up to 250 miles in length shall add less than 1.0 UI of peak-to-peak jitter to a DS-3 input signal having 4.0 UI of sinusoidally modulated peak-to-peak jitter for all frequencies up to 2300 Hz.

--------------------------------------------------------------------------------
       MAXIMUM PERMISSIBLE NETWORK OUTPUT JITTER AT ANY HIERARCHICAL INTERFACE
--------------------------------------------------------------------------------
               Network Limit            Measurement Filter Bandwidth (Hz)
               Peak-to-Peak UI          Bandpass filter having a low Cut-off
Bit Rate Mb/s  (Note 1)                 Frequency F1 or F3 and Minimum Upper
                                        Cut-off Frequency F4
-------------- ------------------------ ----------------------------------------
               B1        B2             F1             F3             F4
               (F1-F4)   (F3-F4)                       (Note 2)
-------------- --------- -------------- -------------- -------------- ----------
1.544          5         0.1            10 Hz          8 KHz          40 KHz
-------------- --------- -------------- -------------- -------------- ----------
3.152          5         0.1            10 Hz          1.5 KHz        40 KHz
-------------- --------- -------------- -------------- -------------- ----------
6.312          3         0.1            10 Hz          3 KHz          60 KHz
-------------- --------- -------------- -------------- -------------- ----------
44.736         5         0.1            10 Hz          30 KHz         400 KHz
-------------- --------- -------------- -------------- -------------- ----------
Notes:

1.   UI = Unit Interval

     For 1.544 Mb/s:1 UI = 648     ns
     For 3.152 Mb/s:1 UI = 317     ns
     For 6.312 Mb/s:1 UI = 158     ns
     For 44.736 Mb/s:1 UI = 22.35 ns

2. F3: F3, the lower cut-off frequency of one of the bandpass filters, represents the jitter half-bandwidth of the timing extraction circuits. The frequency F3 is determined from: F3 = Fo /2Q where F and Q represent the digital signal rate and the Q-factor of the timing recovery circuit, respectively.

     3.4  DS-1 ACCESS PERFORMANCE AND AVAILABILITY OBJECTIVES

          3.4.1     GENERAL.

          DS-1 performance and availability objectives for IXC digital transport facilities are based on mileage bands. All performances data (ES, SES, etc.) is the same throughout the given mileage band. The performance objective values are based on a 24-hour period with the exception of Availability, which is an annual objective.

          3.4.2     SERVICE OBJECTIVES.

          a. Texaco shall perform the Services to meet the Critical Service Levels defined as Availability of 99.98% per year per 4,000 mile System.

          b. The data set forth below in Tables 1, 2, 3 and 4 is based on a 24-hour period.

     Table 1.  DS-1, Nx64 kb/s, & Kx56 kb/s IOC Circuit Acceptance Levels

          ------------------------ --------- -------------- ----------------
          Route Mileage            ES        %EFS           SES
          ------------------------ --------- -------------- ----------------
          0-500                    1         99.998         0
          ------------------------ --------- -------------- ----------------
          501-1500                 1         99.998         0
          ------------------------ --------- -------------- ----------------
          1501-4000                2         99.998         0
          ------------------------ --------- -------------- ----------------
          Mileage used is based on actual one-way route mileage. 0 outage seconds are allowed for test
          ------------------------------------------------------------------

Table 2.   E-1 IOC Circuit Acceptance Levels

          ------------------------ --------- -------------- ----------------
          Route Mileage            ES        %EFS           SES
          ------------------------ --------- -------------- ----------------
          0-500                    1         99.998         0
          ------------------------ --------- -------------- ----------------
          501-1500                 1         99.998         0
          ------------------------ --------- -------------- ----------------
          1501-4000                2         99.998         0
          ------------------------ --------- -------------- ----------------
          Mileage used is based on actual one-way route mileage.
          0 outage seconds are allowed for test.
          ------------------------------------------------------------------

Table 3.  DS-1, Nx64kb/s, & Nx56 kb/s IOC Maintenance Limit Performance Levels

          ------------------------ --------- -------------- ----------------
          Route Mileage            ES        %EFS           SES
          ------------------------ --------- -------------- ----------------
          0-500                    5         99.99          2
          ------------------------ --------- -------------- ----------------
          501-1500                 10        99.98          4
          ------------------------ --------- -------------- ----------------
          1501-4000                15        99.98          6
          ------------------------ --------- -------------- ----------------
          Mileage used is based on actual one-way route mileage.
          ------------------------------------------------------------------

Table 4.  E-1 IOC Maintenance Limit Performance Levels

          ------------------------ --------- -------------- ----------------
          Route Mileage            ES        %EFS           SES
          ------------------------ --------- -------------- ----------------
          0-500                    5         99.99          2
          ------------------------ --------- -------------- ----------------
          501-1500                 10        99.98          4
          ------------------------ --------- -------------- ----------------
          1501-4000                15        99.98          6
          ------------------------ --------- -------------- ----------------
          Mileage used is based on actual one-way route mileage.
          ------------------------------------------------------------------

4.   DS - 3 CRITICAL SERVICE LEVELS

     4.1  GENERAL

     Texaco shall maintain the System to perform at or above the Critical Service Levels set forth below. Such Critical Service Levels for DS-3 interface shall meet the generic DS-3 requirements that are customary in the industry, as set forth in the Publications described in the Industry Standards Compliance List in Section 7 of this Exhibit B.

     4.2  DS-3 ELECTRICAL INTERFACE SPECIFICATIONS

     Texaco shall perform the Service so that the DS-3 signal at the cross-connect shall meet each of the following Critical Service Levels:

          4.2.1     LINE RATE:  44.736 Mb/s plus or minus 20 ppm.

          4.2.2     LINE CODE:  Bipolar with 3 Zero Substitution (B3ZS).

          4.2.3 TEST LOAD: A pure resistive termination of 75 ohms plus or minus 5% shall be used at the interface for evaluation of pulse shape and electrical parameters.

          4.2.4 PULSE SHAPE: The pulse amplitude shall be between 0.36V and 0.85V peak measured at the center of the pulse, and may be scaled by a constant factor to fit the template.

          4.2.5 POWER LEVEL: For an all ones transmitted pattern, the power in a band no wider than 3 KHz centered at 22.368 MHZ shall be -1.8 to +5.7 Dbm. The power in a band no wider than 3 KHz centered at 44.736 MHZ shall be at least 20 Db below that at 22.368 MHZ.

     4.3  JITTER REQUIREMENTS

     Texaco shall perform Service to meet the Jitter requirements set forth in
     Section 3.3 of this Schedule B for the following parameters: Jitter Tolerance, Jitter Transfer, Jitter Connection, and Jitter Enhancement.

     4.4  DS-3 ACCESS PERFORMANCE AND AVAILABILITY LEVELS

          4.4.1     GENERAL.

          DS-3 performance and availability objectives for IXC digital transport facilities are based on mileage. All performance data (ES, SES, etc.) is the same throughout the given mileage band. The performance objective values are based on a 24-hour period with the exception of availability, which is an annual objective

          4.4.2     SERVICE OBJECTIVES.

               a. Texaco shall perform the services to meet the Critical Service Levels defined as Availability of 99.98% per year for 4,000 mile system.

               b. The data set forth below in Tables 5 and 6 is based on a 24-hour period.

                     TABLE 5.  DS-3 IOC CIRCUIT ACCEPTANCE LEVELS

          ------------------------ --------- -------------- ----------------
          Route Mileage            ES        %EFS           SES
          ------------------------ --------- -------------- ----------------
          0-500                    3         99.99          0
          ------------------------ --------- -------------- ----------------
          501-1500                 4         99.99          0
          ------------------------ --------- -------------- ----------------
          1501-4000                6         99.99          0
          ------------------------ --------- -------------- ----------------
          Mileage used is based on actual one-way route mileage.
          0 outage seconds are allowed for test.
          ------------------------------------------------------------------

               TABLE 6.  DS-3 IOC MAINTENANCE LIMITS PERFORMANCE LEVELS

          ------------------------ --------- -------------- ----------------
          Route Mileage            ES        %EFS           SES
          ------------------------ --------- -------------- ----------------
          0-500                    20        99.97          2
          ------------------------ --------- -------------- ----------------
          501-1500                 30        99.96          4
          ------------------------ --------- -------------- ----------------
          1501-4000                50        99.94          6
          ------------------------ --------- -------------- ----------------
          Mileage used is based on actual one-way route mileage.
          ------------------------------------------------------------------

5.   SYSTEM AVAILABILITY

At all times, the Services shall be performed in order that the System meets the following Critical Service Level:

     5.1  SYSTEM AVAILABILITY

     The system System shall operate at 99.98% Availability on an annual basis for a 4,000 mile systemSystem. The Pathnet Network Operation Center will advise Texaco if this criteria is not met.

     5.2  SYSTEM OUTAGE

     The system shall operate to the level of a one-way System outage of less than 0.39 seconds/mile/year.

6.   CIRCUIT PROVISIONING PERFORMANCE

     6.1  REPORTS

     Pathnet shall provide monthly reports to Texaco to measure:

          1.   Percentage site Circuit Provisioning performed on time.

          2. Percentage end-to-end Circuit Provisioning turn ups performed on time.

          3. Percentage multiple Dispatches to perform site specific Circuit Provisioning.

          4. Percentage Circuit Provisioning with reported trouble within seven (7) days of turnup.

     6.2  SERVICE LEVELS

     Texaco shall perform Circuit Provisioning to the following objectives and Critical Service Levels:

---- -------------------------------------------- -------------- ---------------
                                                                 CRITICAL
     FUNCTIONALITY                                OBJECTIVE      SERVICE LEVEL
---- -------------------------------------------- -------------- ---------------
1    Percentage Site Provisioning on Time         99%            96%
---- -------------------------------------------- -------------- ---------------
2    Percentage Circuit Prov. On Time             99%            96%
---- -------------------------------------------- -------------- ---------------
3    Percentage Multiple Site Dispatches          5%             7%
---- -------------------------------------------- -------------- ---------------
4    Percentage Failed In 7 Days                  1%             2%
---- -------------------------------------------- -------------- ---------------
5    Percentage Disconnect Work Orders On Time    98%            95%
---- -------------------------------------------- -------------- ---------------

     6.3  CORRECTIVE ACTION

     Both Parties acknowledge that the Critical Service Levels will be used as a benchmark for minimum acceptable performance. For each monthly performance below Critical Service Level, Texaco shall provide to Pathnet by the tenth
     (10th) day of the subsequent month, a corrective action plan to include root cause analysis, action steps and time frames.




2.

                                     SCHEDULE C

                                      CHARGES


1.   INTRODUCTION

The Monthly Services Charges and Dispatch Charges, as adjusted by the cost-of-living adjustment ("COLA") set forth in Section 2.2.1, when aggregated with charges for New Services and Pass-Through Expenses as well as any consideration by and between Pathnet and Texaco provided in the FPM Agreement, shall fully compensate Texaco for all obligations pursuant to this Maintenance Service Agreement.

2.   CHARGES

     2.1  MONTHLY SERVICES CHARGE

     Upon Commissioning of each Segment, Pathnet shall pay to Texaco two hundred dollars ($200.00) per Site per month, payable in equal quarterly installments, for providing the Services in accordance with this Agreement. Notwithstanding the foregoing, the Dispatch Charge set forth in Section 2.2 below will be payable for dispatches for Remedial Maintenance resulting from a failure in any of the Equipment (hereinafter, an Equipment
     Dispatch) (excluding failures arising from human error, failure to conduct preventive maintenance as required hereunder, or failure due to problems in an environmental control or other Facility-based problem) that exceed the following limits:

Commissioning to end of first calendar month:     unlimited Equipment dispatches

Beginning of second calendar month to
   end of fourth calendar month:             19 Equipment Dispatches per month

Beginning of fifth calendar month to
  end of seventh calendar month:             14 Equipment Dispatches per month

Beginning of eighth calendar month to
  end of twelfth calendar month:             9 Equipment Dispatches per month


     2.2  DISPATCH CHARGE

     Pathnet shall pay Texaco a maximum on-site time of 2 hours plus travel time and mileage to and from the installation site _______ per each Circuit Provisioning dispatch; PROVIDED, HOWEVER, Texaco shall not be compensated for any second dispatch to a site as required by poor Texaco quality or coordination (i.e. if Field Technician fails to transport required Equipment to perform Circuit Provisioning or a circuit fails to operate in accordance with the Specifications as set forth in Schedule B.) The hourly rates and mileage costs are set forth in Exhibit C-1.

     2.3  ADJUSTMENTS

          2.3.1     COST OF LIVING ADJUSTMENTS.

               a.        GENERAL.  Beginning on the second anniversary of the
                    Effective Date, and on each subsequent anniversary thereafter, the Monthly Service Charges will be increased by an amount equal to the product of (i) the Monthly Service Charges then in effect; (ii) Actual Inflation (as hereinafter defined) and (iii) the COLA Percentage (as hereinafter defined).

               b.        INDEX.  The Parties agree to use the Historical
                    Consumer Price Index published as final by the Bureau of Labor Statistics, U.S. Department of Labor for all urban consumers, U.S. City Average, All Items, Annual Average 1982-84 = 100 ("CPI-U") for purposes of calculating actual inflation. In the event the Bureau of Labor Statistics stops publishing the CPI-U or substantially changes its content and format, the Parties will substitute another comparable index published at least annually by a mutually-agreeable source. If the Bureau of Labor Statistics merely redefines the base year for the CPI-U from 1982-84 to another year, the Parties will continue to use the CPI-U, but will convert the index to the new base year by using an appropriate conversion formula.

               c.        The Actual Inflation and the COLA Percentage are as
                    follows:

                    Actual Inflation = Increase in the CPI-U for the prior twelve (12) month period.

                    COLA Percentage = seventy-five (75%) percent.

     2.4  ADDITIONAL CHARGES

          2.4.1     NEW SERVICES.

          In the event that Pathnet requests Texaco to perform functions that are materially different from and in addition to the Services ("New Services"), the Parties' obligations with respect to such functions shall be as follows:

               a.        To the extent that the Parties agree that such
                    functions may be performed with existing resources and existing allocation of personnel time under this Maintenance Agreement, the additional functions shall then be considered "Services" and shall be subject to the provisions of this Agreement without further compensation to Texaco.

               b.        To the extent that such functions require additional
                    resources or can not reasonably be performed with the existing allocation of personnel time under this Agreement, then prior to performing such additional functions, Texaco shall quote to Pathnet:

                     (i)      a charge for such additional functions that is
                         reasonable within the industry.

                    (ii)      the reasonable number of hours to perform such
                         additional functions and such additional functions shall be performed at the rates set forth in Exhibit C-1 to this Schedule C.

                   (iii)      in the case of Maintenance requested for an
                         interconnection Site, the additional charge shall be one hundred percent (100%) of the current Monthly Service Charge for such site.

               c.        Pathnet, upon receipt of such quote, may but shall have
                    no obligation to elect to have Texaco perform the additional functions and if Pathnet elects to use Texaco for such additional charges, then the charges under this Agreement shall be adjusted if appropriate to reflect such functions. If Pathnet so elects, such service shall then be deemed "Services" and shall be subject to the provision of this Maintenance Agreement.

               d.        Pathnet may elect to solicit and receive bids from
                    third parties to perform such additional functions. If Pathnet elects to contract for such third-party services, Texaco shall reasonably cooperate with those third parties with respect to the provision of such service.

               e.        The Parties anticipate that the Services will evolve
                    and be supplemented, modified, enhanced or replaced over time to keep pace with technological advancements and improvements in the methods of delivering services, and the Parties acknowledge that these will not be deemed to result in functions materially different from and in addition to the Services.

               f.        If Pathnet's request for additional functions, pursuant
                    to this Section 2.4.1, includes a request for Texaco to correspondingly reduce or eliminate Services it is providing, then such additional functions will be considered "Replacement Service". In such event, the Parties shall determine the resources and expenses required to provide the Replacement Services, including implementation and ongoing support, and the reduction in resources and expenses related to the Services being replaced. The net increase or decrease in resources and expenses will be the basis on which Texaco shall quote a price for Replacement Services pursuant to subsection (b). Notwithstanding the foregoing, any Replacement Services shall not materially degrade the System below Critical Service Levels.

          2.4.2     PASS-THROUGH EXPENSES.

          Pass-Through Expenses in excess of five hundred ($500) dollars may not be added to the Monthly Services Charge without Pathnet's prior written or electronically transmitted consent, which Pathnet may withhold in its sole discretion. Texaco shall promptly provide Pathnet with the original or a copy of the third-party invoice for such expenses, together with a statement that Texaco has reviewed the invoiced charges and made a determination of which charges are proper and valid and shall be paid by Pathnet. Pass-Through Expenses shall continue to be booked to the Pathnet office.

                                    EXHIBIT C-1


                           TEXACO PRESUMPTIVE LABOR RATES

                                [Texaco to Provide]

The hourly rate for Services is $55/hour for a standard 8:00 AM to 5:00 PM business day. All other hours worked will be charged at a $75/hour rate. Vehicle expenses will be charged on a per mile basis on a $.045/mile.

                                      SCHEDULE D


                                 MAINTAINED EQUIPMENT


                                 [Pathnet to Provide]

                                      SCHEDULE E

                      SPARE PARTS AND MAINTENANCE TEST EQUIPMENT

1.   SPARES

     1.1  GENERAL

     Pathnet shall provide to Texaco a full set of Spare Parts with quantities reflective of (i) the number of units in service and (ii) manufacturers' recommendations adjusted based on Texaco's and Pathnet's actual field experience. Texaco shall store such Spare Parts at the Stocking Depot at locations reasonably situated to perform the Services, but each Facility shall have a full set of Spare Parts stored in a Stocking Depot close enough to such Facility to enable Texaco to comply with the response and repair times set forth in Schedule A-2. Texaco shall be responsible for notifying Pathnet promptly if the Spare Parts inventory falls below the recommended inventory levels set forth in this Schedule E. Texaco, upon replacing a degraded part or module with a Spare Part, shall send such degraded part or module to Pathnet as soon as possible for a replacement Spare Part. Pathnet shall be responsible for promptly providing a replacement for any such Spare Part sent from Texaco to Pathnet or identified by Texaco as requiring replacement. Pathnet shall not be responsible for replacing any Spare Part damaged or harmed as a result of Texaco's negligence.

     1.2  SPARE EQUIPMENT INVENTORY

          1.2.1     GENERAL.

          For each system, Spare Parts shall be provided at a ratio sufficient to enable Texaco to comply with the response and repair times set forth in Schedule A-2. Such ratio shall be subject to change based upon the field experience of Pathnet and Texaco.

          1.2.2     INVENTORY.

          The Spare Parts provided by Pathnet shall be as set forth in Exhibit E-1 to this Schedule E.

2.   MAINTENANCE TEST EQUIPMENT

     2.1  GENERAL

     Texaco shall be responsible for providing and maintaining at the Stocking Depot the Maintenance Test Equipment listed by Pathnet in Exhibit E-2 to this Schedule E. Pathnet will recommend quantities and configurations of Maintenance Test Equipment appropriate for field alignment and maintenance of the proposed digital radios. Pathnet has established vendor discounts with Maintenance Test Equipment manufacturers and shall pass on such discounts to Texaco.

                                     EXHIBIT E-1


                                     SPARE PARTS



Quantity                                                         Type
--------                                                         ----

                                 [Pathnet to Provide]

                                     EXHIBIT E-2

                     MAINTENANCE AND PROVISIONING TEST EQUIPMENT


---------------------------------------------------------------------------------------------------------------
Test Equipment                  Test Type                                Service               Quantity
                                                                         Category
---------------------------------------------------------------------------------------------------------------
Wrist Strap                     Module Handling                            2,3            1 per technician
---------------------------------------------------------------------------------------------------------------
Digital Volt Meter              Voltage/Continuity Check                 1,2,3            1 per technician
---------------------------------------------------------------------------------------------------------------
Power Meter/Freq Counter RF     TX Power/TX Frequency                      2,3            1 per system
---------------------------------------------------------------------------------------------------------------
DS-1/DS-3/OC3                   BER/SES/ES                                 2,3            1 per technician
(Note 3)
---------------------------------------------------------------------------------------------------------------
Oscilloscope                    DADE/Phase Lock                            2,3            1 per system
---------------------------------------------------------------------------------------------------------------
NEC 2000S Extension Card        TX Test & Alignment                        2,3            1 per system
(Note 2)
---------------------------------------------------------------------------------------------------------------
Card Extender Receiver          ATCP Card Adjustment                       2,3            1 per system
NEC-2000S (Note 2)
---------------------------------------------------------------------------------------------------------------
Digital Radio Test System       Spectrum Analyzer; DADE;                   2,3            1 per system
                                Freq Counter; Power Meter;
                                IF and Multipath
---------------------------------------------------------------------------------------------------------------
Laptop Personal Computer        For PM, Remedial M and                   1,2,3            1 per technician
(Note 1)                        Installation
---------------------------------------------------------------------------------------------------------------
NEC| Torque Wrench              Transmitter Changeout                      2,3            1 per technician
(Note 2)
---------------------------------------------------------------------------------------------------------------
VCO Tuning Wrench
(Note 2)                        Transmitter Adjustments                    2,3            1 per technician
---------------------------------------------------------------------------------------------------------------


Note 1: Software and connector cables associated with Radio and Multiplexer will be Provided by Pathnet.

Note 2:   Equipment to be provided to supplier by Pathnet.

Note 3:   TTC310 Test Set is highly recommended .

                                     SCHEDULE F


                               INTENTIONALLY OMITTED





                           PATHNET FACILITIES AND SYSTEM

                                 [Pathnet to Provide]

                                     SCHEDULE G


                           CUSTOMER SERVICE AND TRAINING

1.   EQUIPMENT REPAIR ASSISTANCE

     To assist Texaco in performing the Services, Pathnet shall provide the following Equipment repair assistance and customer service:

          Intentionally Omitted

          Intentionally Omitted

     1.3  TECHNICAL AND FIELD SERVICE

          1.3.1 Pathnet shall provide technical information, troubleshooting assistance, and, in extreme cases, field repair, as determined by Pathnet in its sole discretion. These services can be provided by letter, telephone, e-mail or FAX as appropriate.

          1.3.2 After normal working hours, emergency calls will be referred to the Network Operating Center.

     1.4  TROUBLESHOOTING CONSULTATION

     Pathnet shall maintain a staff of experienced engineers who shall provide troubleshooting assistance and coordination and escalation, if required by telephone.

     1.5  WARRANTY AND PRODUCT

     Pathnet shall provide warranty and product coordination and support with the applicable manufacturer.

2.   TRAINING AND CERTIFICATION PROCEDURES

Pathnet, after consultation with Texaco. , shall provide and Texaco Field Technicians shall be required to participate in a training class to train and Pathnet shall certify Texaco Field Technicians in performing the Services pursuant to this Agreement. Such training shall be performed at Pathnet's Washington, D.C. or Texas office or at the office of Pathnet's training vendor and shall comprise approximately forty (40) hours. Pathnet shall provide all course training materials to Texaco. Texaco shall pay the out-of-pocket expense of attending such training classes. Pathnet shall provide materials to support the training sessions.



                                         G-1

                                     SCHEDULE H


                           VERIFICATION OF COMMISSIONING

         [To be attached from Fixed Point Microwave Services Agreement upon
                                   Commissioning]




















                                         H-1